Exhibit 99.1

INAMED "Innovation and Medicine"                     INAMED CORPORATION

                                                     700 Ward Drive
                                                     Santa Barbara, CA  93111
                                                     Telephone (805) 692-5400
                                                     Facsimile (805) 692-5441

COMPANY CONTACTS:  Jeff Barber
                   (805) 692-5400

                   Ilan K. Reich
                   (212) 626-6800

                 INAMED CORPORATION ANNOUNCES NEW BOARD MEMBERS

March 19,  1999--Santa  Barbara,  California--INAMED  Corporation  (OTC Bulletin
Board: IMDC) announced today that John F. Doyle, David A. Tepper and James E. Bolin have been elected to the company's Board of Directors.

Mr. Doyle has previously worked with IBM and Craig Corporation in executive and sales and marketing positions. He served as the Chairman and Chief Executive Officer of Pioneer Electronics (USA) Inc. from 1971 to 1986. He has served on the Board of Directors of consumer groups and also business and philanthropic organizations. Mr. Doyle holds a Bachelor of Arts from Miami University of Ohio.

Mr. Tepper has been President of Appaloosa Partners Inc. since its formation in 1993. He was previously head trader in the High Yield Department of Goldman, Sachs & Co. He also has been employed by Keystone Funds and Republic Steel. Mr. Tepper holds an MBA from Carnegie Mellon University and a Bachelor of Arts with honors in Economics from the University of Pittsburgh.

Mr. Bolin has been a Vice President and Secretary of Appaloosa Partners Inc. since 1995. He has previously been a Vice President and Director of Corporate Bond Research at Goldman, Sachs & Co. He also worked at Smith Barney, Harris Upham in the Fixed Income Research Department. Mr. Bolin holds a Bachelor of Arts from Washington University in St. Louis and an MBA in accounting and finance from University of Missouri-St. Louis.

Richard G. Babbitt, the Company's chairman and chief executive officer,  stated:
"We are pleased to announce these additions to our Board of Directors. Jack Doyle brings with him a wealth of business knowledge and will serve as a contributor to our continued long-term growth. David Tepper and Jim Bolin bring to us the results of years of finance experience, both in a corporate world and also in private business. They will continue to be instrumental in our financing and acquisition capabilities."

INAMED is a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic and reconstructive, bariatric and general surgery markets.

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